FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2015 AND

DECLARES QUARTERLY DIVIDEND

Midlothian, TX. December 21, 2015 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and nine months ended November 30, 2015. Highlights include:

•	Apparel margin increased 1,170 basis points over the comparable quarter, 750 basis points over the sequential quarter and 420 basis points for the three month period.

•	Adjusted EBITDA, a non-GAAP measure, increased 15.2% over the comparable nine month period.

•	Cash provided by operating activities increased by 70.6% over the comparable nine month period.

•	Diluted earnings per share increased over the comparable quarter last year from a loss of $(2.76) to $0.41 and increased over the comparable nine month period from a loss of $(2.05) to $1.20.

Financial Overview

The Company’s consolidated net sales for the quarter ended November 30, 2015 were $139.5 million compared to $147.0 million for the same quarter last year, a decrease of 5.1%. Print sales decreased 0.2% from $97.7 million to $97.5 million and apparel sales decreased 15.0% from $49.3 million to $41.9 million. Consolidated gross profit margin (“margin”) was $40.6 million for the quarter, or 29.1%, compared to $36.5 million, or 24.8% for the same quarter last year. Print margin was 30.5% for the quarter compared to 30.2% for the same quarter last year, while apparel margin increased 1,170 basis points from 14.2% for the comparable quarter last year to 25.9% for the current quarter. Apparel margin improvement resulted from lower input costs, improved manufacturing efficiencies and stability in selling prices. Net earnings for the quarter were $10.7 million, or $0.41 per diluted share, as compared to a GAAP loss of $(71.2) million and a loss of $(2.76) per diluted share. Consolidated net earnings for the three months ended November 30, 2014 prior to the impairment charge of $93.3 million were $7.9 million, or $.31 per diluted share.

The Company’s consolidated net sales for the nine month period increased slightly from $440.0 million to $440.8 million. Print sales were $294.7 million, compared to $283.9 million for the same period last year, an increase of $10.8 million, or 3.8%. Apparel sales were $146.0 million, compared to $156.1 million for the same period last year, a decrease of $10.1 million or 6.5%. Consolidated margin increased on a dollar basis from $110.1 million to $118.7 million and increased on a percentage basis from 25.0% to 26.9% for the nine months ended November 30, 2014 and 2015, respectively. Print margin increased from 30.6% to 30.9% due to continued realization of synergies with acquired businesses by the elimination of duplicative costs. Apparel margin increased 420 basis points from

14.8% to 19.0% due to lower input costs, stability in selling prices and improved manufacturing efficiencies during the most recent period. As a result, consolidated net earnings increased from a loss of $(53.1) million, or (12.1)% of net sales, for the nine months ended November 30, 2014 to $30.9 million, or 7.0% of net sales, for the nine months ended November 30, 2015. Diluted earnings per share increased from a loss of $(2.05) to $1.20 for the nine months ended November 30, 2014 and 2015, respectively. Consolidated net earnings for the nine month period last year prior to the impairment charge of $93.3 million were $26.0 million, or $1.00 per diluted share.

Non-GAAP Reconciliations

The Company believes the non-GAAP financial measure of Adjusted EBITDA (Adjusted EBITDA is calculated as net earnings before interest, taxes, depreciation, amortization and impairment charges) provides important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and yields metrics which are more useful in assessing management performance. In addition, Adjusted EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit facility. While management believes this non-GAAP financial measure is useful in evaluating the Company’s performance, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

During the third quarter, the Company generated $21.6 million in Adjusted EBITDA compared to $17.1 million for the comparable quarter last year, or an increase of 26.4%. For the nine month period ended November 30, 2015, the Company generated $63.1 million of Adjusted EBITDA compared to $54.8 million for the comparable period last year, or an increase of 15.2%.

The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended November 30,		Nine months ended November 30,
	2015	2014	2015	2014
Net earnings (loss)	$10,674	$(71,179)	$30,891	$(53,131)
Income tax expense (benefit)	6,269	(9,556)	18,142	1,044
Interest expense	260	472	1,120	1,499
Depreciation and amortization	4,374	4,007	12,958	12,064
Impairment of goodwill and trademarks	—	93,324	—	93,324

Adjusted EBITDA (non-GAAP)	$21,577	$17,068	$63,111	$54,800

% of sales	15.5%	11.6%	14.3%	12.5%

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our print group’s performance continued to be solid during the quarter. Even though our apparel group’s sales continued to be impacted by the soft retail environment, its operational performance improved significantly during the quarter consistent with our expectations. Lower input costs, improving manufacturing efficiencies and stable selling prices resulted in the apparel group’s margin improving 1,170 basis points over the comparable quarter last year, 750 basis points over the sequential quarter and 420 basis points over the previous year’s nine month results. With respect to our print business, we continue to be pleased with the integration of recent acquisitions and the margins of our print group as a whole. The print group’s recent acquisitions have been accretive to earnings and continue to meet our performance projections. Also, during the quarter we continued to reduce our debt by 28.6%, or $18.0 million, due to effective management of our receivables and inventories and the strong performance of recently acquired operations, bringing the aggregate debt reduction for the year to $61.5 million and an outstanding balance as of November 30, 2015 of $45.0 million. Overall, we believe the remainder of fiscal year 2016 will be challenging due to the retail and global economic environment, but we remain optimistic about our continued ability to navigate it.”

In Other News

The Company announced that the Board of Directors on December 18, 2015 approved the payment of a quarterly cash dividend of 17  1⁄2 cents a share on its common stock. The dividend is payable February 5, 2016 to shareholders of record on January 8, 2016.

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-shirts and distributes T-shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of cotton, paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2015. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

Condensed Consolidated Operating Results	Three months ended November 30,		Nine months ended November 30,
	2015	2014	2015	2014
Revenues	$139,451	$146,971	$440,788	$439,998
Cost of goods sold	98,877	110,455	322,040	329,906

Gross profit margin	40,574	36,516	118,748	110,092
Impairment of goodwill and trademarks	—	93,324	—	93,324
Operating expenses	23,069	23,802	69,181	67,417

Operating income (loss)	17,505	(80,610)	49,567	(50,649)
Other (income) expense	562	125	534	1,438

Earnings (loss) before income taxes	16,943	(80,735)	49,033	(52,087)
Income tax expense (benefit)	6,269	(9,556)	18,142	1,044

Net earnings (loss)	$10,674	$(71,179)	$30,891	$(53,131)

Weighted average common shares outstanding
Basic	25,684,026	25,753,345	25,665,069	25,926,157

Diluted	25,728,144	25,753,345	25,692,930	25,926,157

Earnings (loss) per share
Basic	$0.42	$(2.76)	$1.20	$(2.05)

Diluted	$0.41	$(2.76)	$1.20	$(2.05)

	November 30,	February 28,
Condensed Consolidated Balance Sheet Information	2015	2015
Assets
Current assets
Cash	$13,710	$15,346
Accounts receivable, net	54,243	62,865
Inventories, net	98,570	119,814
Other	14,476	18,517

	180,999	216,542

Property, plant & equipment	86,303	92,875
Other	139,753	143,845

	$407,055	$453,262

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$20,986	$21,275
Accrued expenses	19,475	18,972

	40,461	40,247

Long-term debt	45,000	106,500
Other non-current liabilities	21,620	21,835

Total liabilities	107,081	168,582

Shareholders’ equity	299,974	284,680

	$407,055	$453,262

	Nine months ended November 30,
Condensed Consolidated Cash Flow Information	2015	2014
Cash provided by operating activities	$79,151	$46,398
Cash used in investing activities	(3,979)	(12,386)
Cash used in financing activities	(75,028)	(24,187)
Effect of exchange rates on cash	(1,780)	(473)

Change in cash	(1,636)	9,352
Cash at beginning of period	15,346	5,316

Cash at end of period	$13,710	$14,668